UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Monroe Capital Income Plus Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MONROE CAPITAL INCOME PLUS CORPORATION Monroe Capital Income Plus Corporation's Board of Directors recommends that you vote "FOR" the proposals described in the proxy materials. Scan the code with your phone's camera to hear an important message from our Chairman and CEO, Theodore L. Koenig Your vote is needed! Dear Fellow Stockholder: Scan the code with your phone's camera to hear an important message from our Chairman and CEO, Theodore L. Koenig. Your vote is needed! We are pleased to inform you that we are preparing for a Special Stockholder Meeting (the "Special Meeting"), which will be held on February 21, 2025 at 1:30 p.m. Central Time. At the Special Meeting, you will be asked to approve a new investment management agreement (the "New Advisory Agreement") between Monroe Capital Income Plus Corporation (the "Company") and Monroe Capital BDC Advisors, LLC, the Company's investment advisor (the "Adviser") the terms of which are identical to those contained in the existing advisory agreement, between the Company and the Adviser, (the "Existing Advisory Agreement") as described in the enclosed proxy statement. The Board believes that the Company and its stockholders will benefit because of the features outlined below while providing the Adviser and its affiliates (collectively "Monroe") with the autonomy to continue to manage the day-to-day operations of the business, including fullcontrol over the investment process. Consistency in leadership: Following the Adviser Change in Control (as defined in the enclosed proxy statement), it is anticipated that there will be no changes to the Adviser's investment committee and that that all investment professionals currently supporting and managing the operations of the Company will continue to support and manage the operations of the Company and will have to access and the ability to add key resources to execute on the Company's investment objectives; Enhanced fundraising platform: The transaction will allow Monroe access to Wendel SE's and its affiliates' (collectively "Wendel") network to develop long term partnerships with highly regarded limited partners which will enhance Monroe's ability to scale their platform, allowing Monroe to accelerate its growth strategy and deliver meaningful benefits to its global investor base, including the stockholders of the Company. Capital to support growth: Wendel has committed up to $1 billion in capital to Monroe to support new strategies and fund organic and inorganic initiatives on the Monroe platform which could provide additional opportunities for investments in transactions for the Company with attractive risk return profiles. At the Special Meeting, you will also be asked to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there is insufficient votes at the time of the Special Meeting to approve the New Advisory Agreement. Your vote is very important. The Company's Board of Directors unanimously recommends that you vote "FOR" both proposals. If you have any questions, please feel free to contact your financial advisor or call our proxy solicitor, Broadridge, at 1-833-201-5229. We thank you for your participation. Monroe Capital Income Plus Corporation FOUR WAYS TO VOTE PROXY QUESTIONS? Call 1-833-201-5229 WWW.PROXYVOTE.COM Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form. WITHOUT A PROXY CARD Call 1-833-201-5229 Monday to Friday, 9:00 a.m. to 10:00 p.m. ET to speak with a proxy specialist. WITH A PROXY CARD Call 1-800-690-6903 with a touch-tone phone to vote using an automated system. WITH A SMARTPHONE Vote by scanning the Quick Response Code or "QR Code" on the proxy card/voting instruction form enclosed. VOTE PROCESSING Mark, sign and date your proxy card and return it in the postage-paid envelope provided. ONLINE PHONE QR CODE MAIL

MCIP – Full Length Proxy Video Script for QR Code

Hello, I’m Ted Koenig, Chairman and Chief Executive Officer of Monroe Capital Income Plus Corporation. I would like to thank you for being a stockholder and for your continued support. By now, you should have received proxy materials in the mail or by email for the upcoming Special Meeting of Stockholders.  It is important that your voice is heard, and that you vote at the upcoming Special Meeting to be held virtually on February 21, 2025, at 1:30 p.m. Central Time, regardless of the number of shares you own.

At the Special meeting, the Stockholders will be asked to vote on two proposals:

1.	To approve the New Advisory Agreement between Monroe Capital Income Plus Corporation and its current investment advisor, Monroe Capital BDC Advisors.

2.	To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the Special Meeting to approve the New Advisory Agreement.

In connection with the New Advisory Agreement Proposal, there will not be any changes to the terms, including the fee structures and the services to be provided of the Existing Advisory Agreement prepared and compared to the New Advisory Agreement, other than the date and term of the New Advisory Agreement. No fees or expenses currently paid by the Company will change at all under the new agreement. The advisor will continue to serve as the investment advisor to the company.

It is extremely important that we achieve a quorum of stockholders to vote on the proposals.  Whether or not you plan to participate in the meeting, please vote your shares as described in the instructions on the proxy card or voting instructions from the company. The Board of Directors and I strongly recommend you vote “FOR” both proposals, as it will benefit Monroe Capital Income Plus Corporation, and its stockholders as outlined in the proxy materials. Thank you in advance for participating and voting your shares. Your support is greatly appreciated as we look forward to continue to serving the long term, best interests and rewards of all of our stockholders.

MCIP Proxy Video for Social Media

Hello, I’m Ted Koenig, Chairman and Chief Executive Officer of Monroe Capital Income Plus Corporation. I encourage you to join me in casting your vote as soon as possible for the proposals being presented at our upcoming Special Meeting virtually on February 21, 2025, at 1:30 p.m. Central Time. Your vote is very important regardless of how many shares you own and make an important contribution to the successful outcome of our meeting. Thank you very much for your continued support and participation.